VENABLE, BAETJER AND HOWARD, LLP
Including Professional Corporations
1800 Mercantile Bank & Trust Building
Two Hopkins Plaza
Baltimore, Maryland 21201-2977
(410) 244-7400, FAX (410) 244-7742

VENABLE
ATTORNEYS-AT-LAW

February 27, 1996

The Burnham Fund Inc.
1345 Avenue of the Americas
New York, NY  10019

Re: The Burnham Fund Inc.

Ladies and Gentlemen:

  We understand that The Burnham Fund Inc., a Maryland corporation (the "Fund"), is about to file a Rule 24f-2 Notice with the Securities and Exchange Commission pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, making definite the registration of 349,398 shares of the Fund's Common Stock, par value $.10 per share (the "Shares"), sold pursuant to Rule 24f-2 during the Fund's fiscal year ended December 31, 1995.

  We have acted as special Maryland counsel for the Fund since its organization and are familiar with its Charter and Bylaws. We have examined the Rule 24f-2 Notice and the Prospectus and Statement of Additional Information included in the Fund's Registration Statement on Form N-1A, as amended (the "Prospectus"), and have examined and relied upon such corporate records of the Fund and other documents and certificates as to factual matters as we deem necessary for the purpose of this opinion, including a certificate of the Fund's Treasurer to the effect, among other things, that during the Fund's fiscal year ended December 31, 1995, the outstanding shares of Common Stock of each class did not exceed the number of such shares of each such class authorized in the Fund's Charter.

  We have also examined and relied upon a certificate of the Fund's Treasurer to the effect that the Fund or its authorized agent received the authorized payment for the Shares and that the Shares were issued in accordance with the terms described in the Prospectus. We have also assumed, without independent verification, the genuineness of signatures on, and the authenticity of, all documents furnished to us and the conformity of copies to the originals.

  Based upon the foregoing, we are of the opinion that:

  1. The Fund is a duly organized and validly existing corporation under the laws of the State of Maryland; and

  2. The Shares of the Fund covered by the Rule 24f-2 Notice, when issued, were validly and legally issued and fully paid and nonassessable under the laws of the State of Maryland.

  This letter expresses our opinion as to the Maryland General Corporation Law governing matters such as the authorization and issuance of stock. It does not extend to the securities or "Blue Sky" laws of Maryland, to federal securities laws or to other laws.

  We consent to the filing of this opinion as an exhibit to the Fund's Rule 24f-2 Notice for the fiscal year ended December 31, 1995. In giving this consent, we do not hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder. This opinion may not be relied upon by any other person or for any other purpose without our prior written consent.

                              Very truly yours,


                              VENABLE, BAETJER AND HOWARD, LLP